Exhibit 1

ACKNOWLEDGMENT OF RECEIPT

CONFIRM AND ACKNOWLEDGE RECEIPT OF DELIVERY OF THE FOLLOWING DOCUMENT, DATED MARCH 19, 2010, FROM THE COMMITTEE FOR CONCERNED OSTEOTECH, INC. STOCKHOLDERS TO THE SECRETARY OF OSTEOTECH, INC. BY THE INDIVIDUAL NOTED BELOW:

Notice of Proposals for the 2010 Annual Meeting of Stockholders of Osteotech, Inc.

RECEIVED BY:

Name:

Print:

Date:

Fax acknowledgement to Eric Blanchard of Dewey & LeBoeuf LLP at (212) 259-6333.

THE COMMITTEE FOR CONCERNED OSTEOTECH, INC. STOCKHOLDERS

12 East 49th Street, 32nd Floor

New York, New York 10017

March 19, 2010

BY FEDEX AND E-MAIL

Osteotech, Inc.

51 James Way

Eatontown, New Jersey 07724

Attention: Corporate Secretary

Re:	2010 Annual Meeting of Stockholders of Osteotech, Inc.

Dear Secretary:

Pursuant to and in accordance with the requirements of the Fifth Amended and Restated Bylaws (as amended, the “Bylaws”), including, without limitation, Article II, Section 11 thereto, of Osteotech, Inc., a Delaware corporation (the “Company”), the undersigned (the “Stockholder”) for and on its own behalf and on behalf of the Committee for Concerned Osteotech, Inc. Stockholders (comprising Heartland Advisors, Inc., Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC, the “Committee,” each such entity a “Committee Member”) hereby notifies the Secretary of the Company as to the nomination of Gary L. Alexander, Michelle Rachael Forrest, Michael J. McConnell and Kenneth H. Shubin Stein, MD, CFA (the “Nominees”) for election to the Board of Directors of the Company (the “Board”) at the 2010 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”).

This letter (this “Notice”) shall serve as notice to the Company in accordance with the requirements of the Company’s Bylaws of each matter that the Stockholder proposes to bring before the Annual Meeting. These matters are set forth below under the heading “Stockholder Proposals.”

If this Notice shall be deemed, for any reason, by a court of competent jurisdiction to be ineffective with respect to any of the proposals set forth below (the “Proposals”), then, in addition to any other rights or remedies that the Stockholder may have, (i) with respect to the nomination of any Nominee, any Additional Nominee (defined below) or any Substitute (defined below), the Stockholder, on behalf of the Committee, reserves the right to select one or more replacement nominees and this Notice shall continue to be effective with respect to any replacement nominee selected by the

Committee and (ii) this Notice shall continue to be effective with respect to any remaining Proposal.

The following information is provided in accordance with the requirements of the Bylaws. To the extent that a response in a particular section below is deemed deficient, we incorporate by reference into such deficient response the disclosures in the other portions of this Notice. Unless otherwise indicated, where information sought by the Bylaws for inclusion in this Notice would be answered in the negative and no response would be required to be included in this Notice under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Delaware General Corporation Law, the NASDAQ listing standards and/or the Restated Certificate of Incorporation of the Company, as amended, or Bylaws of the Company, no such response is included below.

Nominee Information and Written Consent

Section 11(A)(2)(a) of the Bylaws states that timely notice must include:

. . . as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected . . .

Annex A attached hereto sets forth, as to each Nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

Annex B attached hereto contains each such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder Proposals

As to any business, other than the nomination of directors, that a stockholder proposes to bring at an annual meeting, Section 11(A)(2)(b) of the Bylaws states that timely notice must include:

. . . (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting and (4) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made . . .

Nomination of the Nominees, Additional Nominees and Substitutes

The Stockholder understands that six seats on the Board will be up for election at the Annual Meeting. The Stockholder, on behalf of the Committee, intends to propose four nominees for election to the Board at the Annual Meeting, which meeting is the default forum for the election of directors under Delaware law. In addition, the Committee intends to state in its proxy card that the Committee’s proxy holders intend to vote for two of the Company’s nominees.

To the extent that the Company might purport to increase the size of the Board or otherwise adjust the number of directors that are to be elected at the Annual Meeting, the Stockholder, on behalf of the Committee, proposes to remove, without cause, any directors appointed by the Board without shareholder approval between the date of this Notice through and including the date of the Annual Meeting and reserves the right to nominate additional nominees for election to the Board at the Annual Meeting (each such nominee an “Additional Nominee”). Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to adjust the number of directors that are elected was valid under the circumstances.

Additionally, if, for any reason, any Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, the Stockholder, on behalf of the Committee, intends to nominate a person in the place of such Nominee or Additional Nominee (a “Substitute”). In either event, the Stockholder at the earliest practicable time will give notice to the Company of any Additional Nominee or Substitute.

The purpose of these proposals is to change the composition of the Board because the Committee believes that a change in leadership of the Company could help maximize shareholder value. The Stockholder has no material interest in the proposals, other than the fact that Dr. Shubin Stein, the Managing Member of the Stockholder’s general partner, is a Nominee.

The text of the resolutions that the Stockholder intends to propose are substantially as follows:

To elect the four (4) nominees put forth by Heartland Advisors, Inc., Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC (which nominees shall include Gary L. Alexander, Michelle Rachael Forrest, Michael J. McConnell and Kenneth H. Shubin Stein, MD, CFA, or any Additional Nominees or such Substitutes as may be necessary to compose a four-person slate of nominees) to serve on the board of directors of Osteotech, Inc.

To remove, without cause, any directors appointed by the board of directors of Osteotech, Inc. without shareholder approval between March 19, 2010 through and including the date of the 2010 annual meeting of stockholders of Osteotech, Inc.

Reimbursement of Expenses

The Stockholder intends to propose that the Board cause the Company to reimburse the Stockholder for reasonable expenses incurred in connection with nominating one or more Nominees, Additional Nominees or Substitutes to the Board at the Annual Meeting, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses (“Expenses”), so long as one or more Nominees, Additional Nominees or Substitutes nominated by such stockholder is elected to the Board and provided both that the amount paid to the Stockholder to reimburse its Expenses does not exceed the amount expended by the Company in connection with the election held at the Annual Meeting (the “Reimbursement Proposal”).

This Reimbursement Proposal is not intended to limit, nor, if adopted, will it limit in any manner any of the Company directors’ powers or obligations to exercise their respective or collective fiduciary duties. The purpose of this proposal is to facilitate a change in the composition of the Board because the Committee believes that a change in leadership of the Company could help maximize shareholder value. The Stockholder has no material interest in the proposals, other than (1) the Stockholder anticipates incurring Expenses related to its proposals which would be eligible for reimbursement, as set forth above, and (2) Dr. Shubin Stein, the Managing Member of the Stockholder’s general partner, is a Nominee.

The Stockholder intends to propose a resolution substantially as follows:

To recommend that the board of directors (the “Board”) of Osteotech, Inc. (the “Company”) take the steps necessary to cause the Company to reimburse the stockholder submitting this proposal for reasonable expenses incurred in connection with nominating one or more nominees (including any additional or substitute nominees deemed necessary to compose a stockholder slate of four nominees, as the case may be) to the Board at the 2010 annual meeting of stockholders of the Company (the “Annual Meeting”), including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as one or more of such nominees nominated by the stockholder is elected to the Board and provided both that the amount paid to the stockholder to reimburse such expenses does not exceed the amount expended by the Company in connection with the election held at the Annual Meeting, and further provided that this proposal is not intended to limit, nor, if adopted, will it limit in any manner any of the Company directors’ powers or obligations to exercise their respective or collective fiduciary duties.

Stockholder and Beneficial Owner Information

Section 11(A)(2)(c) of the Bylaws states that timely notice must include:

. . . as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination . . .

Annex C attached hereto contains the information required by Section 11(A)(2)(c) of the Bylaws.

*    *   *

The Committee, in furnishing the notice described above, does not concede the validity or enforceability of any of the provisions of the Bylaws or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders, and expressly reserves the right to challenge the validity, application and interpretation of any such provisions or any other matter.

Please address immediately in writing any correspondence regarding this Notice to Kenneth H. Shubin Stein, MD, CFA at 12 East 49th Street, 32nd Floor, New York, New York 10017, direct dial: (212) 586-4190 or direct fax: (646) 349-9642, with a copy to Eric Blanchard at Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, direct dial: (212) 259-6016, direct fax: (212) 259-6333, email: eblanchard@dl.com.

IN WITNESS WHEREOF, I have hereunto set my hand on this Friday, the 19th day of March, 2010.

Very truly yours,

SPENCER CAPITAL OPPORTUNITY FUND, LP
By: Spencer Capital Partners, LLC,
Its General Partner

/s/ Kenneth H. Shubin Stein
By: Kenneth H. Shubin Stein, MD, CFA
Title: Managing Member

cc:	Gary L. Alexander Michelle Rachael Forrest Michael J. McConnell Dr. Kenneth H. Shubin Stein Eric Blanchard, Esq.

ANNEX A

INFORMATION REGARDING THE NOMINEES

Background

Set forth in the table below, for each Nominee, is:

(i) the name, age and business address and residence address of such person;

(ii) the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on;

(iii) the five-year business history of such person, including all directorships held in other public companies or mutual funds and if during the last fiscal year such person was a member of a compensation committee or served on a board that performs the duties of a compensation committee as the full board; and

(iv) the specific experience, qualifications, attributes or skills of each Nominee that led the Stockholder to determine that such Nominee should serve as a director of the Company.

Other than as set forth below, no Nominee’s principal occupation or employment during the past five years is or has been with a corporation or organization which is a subsidiary or other affiliate of the Company. Each person named below is a citizen of the United States of America, except for Mr. Alexander, who is a citizen of Canada. None of the Nominees hold or have ever held any position or office with the Company.

Gary L. Alexander Age: 51 Business Address: 1000 Sherbrooke St. W., Suite 1720 Montreal, Quebec H3A 3G4 Residence Address: 615 Carleton Ave. Westmount, Quebec H3Y 2Y3

Gary Alexander is the founder and Chief Executive Officer of Palomino Capital, a Montreal, Canada-based alternative asset manager with interests in privately-held companies, real estate and hedge funds. Prior to founding Palomino in January 1994, Mr. Alexander was an associate at Montreal based By-Lynn Investments from July 1989 to December 1993. Prior to joining By-Lynn, Mr. Alexander was an associate at the law firm Schulte Roth & Zabel in New York City from August 1986 to May 1989. Mr. Alexander also serves on the boards of directors of Seventh Generation, where he serves as Compensation Committee Chairman, ABS Notebooks and RDA Capital. He holds a Bachelor of Arts degree in Industrial Relations from McGill University and a J.D. cum laude from The University of Miami School of Law, where he served as Managing Editor of The University of Miami Law Review.

He is currently a member of the bar of the State of New York. Mr. Alexander has been selected as a Nominee because of his board and compensation committee experience, as well as his general familiarity with corporate finance.

Michelle Rachael Forrest Age: 38 Business and Residence Address: 101 West 12th Street #17E New York, New York 10011

Michelle Rachael Forrest served until January 2010 as an associate principal at McKinsey & Corporation, a consulting company, where she worked since October 2000 specializing in pharmaceuticals and medical products, global public health, and organization practices. Ms. Forrest joined McKinsey after graduating from Columbia University School of Law with a J.D. in May 2000. Ms. Forrest earned her B.A. from Stanford University, a Master of Science degree from Oxford University and a Master of Public Health from the Johns Hopkins School of Public Health. Ms. Forrest was selected as a Nominee because of her expertise in advising life sciences clients on corporate matters.

Michael J. McConnell Age: 43 Business Address: PO Box 6280 Newport Beach, CA 92658-6280 Residence Address: 2031 Tondolea Lane La Canada, CA 91011

Mr. McConnell is the Chief Executive Officer of Collectors Universe, Inc., a third-party grading and authentication services company. From January 1995 to September 2008, Mr. McConnell was a Managing Director of Shamrock Capital Advisors, Inc., a privately-owned investment company of the Roy E. Disney family. Mr. McConnell served as a member of that firm’s Executive Committee. Prior to joining Shamrock in 1995, Mr. McConnell held various positions at PepsiCo (August 1994 to December 1994), Merrill Lynch (June 1993 to August 1993) and Kidder Peabody (October 1989 to June 1991). Mr. McConnell serves on the boards of MRV Communications, Inc., where he has served since November 2009, and Collectors Universe, Inc., where he has served since July 2007. Mr. McConnell formerly served on the boards of Ansell Limited (October 2001 to November 2005), Nuplex Industries (December 2000 to March 2002), Force Corporation (March 1999 to May 2000), iPass Inc. (February 2007 to October 2008), Neo Technology Ventures (February 1999 to June 2004), Cosmoline Limited (March 1997 to May 1999) and Port-Link International (August 2000 to November 2005). Mr. McConnell also serves on the Board of Governors of Opportunity International (August 2006 to present), the La Canada Educational Foundation (July 2005 to June 2009) and the Finance Committee of the La Canada Presbyterian Church (September 2008 to present). Mr. McConnell received a B.A. in economics from Harvard University and his MBA degree (with distinction—Shermet Scholar) from the Darden School of the University of Virginia. Mr. McConnell was selected as a Nominee because his experience as a chief executive officer of a public company, along with his service on the board of directors of a variety of public companies, would bring valuable leadership capability, business acumen and financial, operational and strategic expertise to the Board.

Kenneth H. Shubin Stein, MD, CFA Age: 40 Business Address: 12 East 49th Street 32nd Floor New York, NY 10017 Residence Address: 185 West End Avenue Apt. 15A New York, NY 10023

Dr. Shubin Stein is currently a director of MRV Communications, Inc., where he has served since November 2009, as well as the founder of Spencer Capital Management, LLC, an investment management firm that serves as the investment manager of Spencer Capital Opportunity Fund, LP and Spencer Capital Offshore Opportunity Fund, Ltd. Dr. Shubin Stein has served as the managing member of Spencer Capital Management since its founding in December 2002. Earlier, Dr. Shubin Stein was a portfolio manager at Promethean Investment Group LLC, an investment firm, from September 2001 to December 2002, and an Orthopedic Resident at Mount Sinai Hospital from July 2000 until August 2001. Dr. Shubin Stein served as a director on the Board of Celebrate Express, Inc. from August 2006 to August 2008. He is a graduate of the Albert Einstein College of Medicine and graduated from Columbia College with dual concentrations in Premedical Studies and Political Science. Dr. Shubin Stein holds the CFA designation. Since January 2008, Dr. Shubin Stein has been an adjunct associate professor of Finance and Economics at Columbia Business School. Dr. Shubin Stein was selected as a Nominee because of his expertise in healthcare, finance and corporate governance.

THE COMMITTEE'S INTEREST IN THE COMPANY

Except as set forth in the Notice (including the annexes thereto), (i) during the past 10 years, none of the Nominees or the Committee Members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Committee Member or Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Committee Member or Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Committee Member or Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Committee Member or Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (viii) no Committee Member or Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Committee Member or Nominee or any of his or her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Committee Member or Nominee or any of his or her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Committee Member or Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the annual meeting.

Nominee Independence

If elected to serve on the Board, as of the date of this Notice, each Nominee meets the definition of director independence under NASDAQ Marketplace Rules and the rules of the Securities and Exchange Commission (the “SEC”).

Material Proceedings Adverse to the Company and Absence of Involvement in Certain Legal Proceedings

There are no material proceedings to which any Committee Member or Nominee or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each Nominee and Committee Member, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act has occurred during the past ten years, except as disclosed in the following paragraph.

On January 25, 2008, Heartland Advisors, Inc. (“Heartland”), William J. Nasgovitz (President of Heartland, President and a director of Heartland Group, Inc. (the “Funds”) and a portfolio manager), Paul T. Beste (Chief Operating Officer of Heartland and Vice President and Secretary of the Funds), Kevin D. Clark (Senior Vice President and a portfolio manager of Heartland) and Hugh F. Denison (a portfolio manager and Senior Vice President of Heartland) (Heartland and Messrs. Nasgovitz, Beste, Clark and Denison are collectively referred to herein as the “Respondents”) and certain others no longer associated with the Funds, reached a settlement with the SEC that resolved the issues resulting from the SEC’s investigation of Heartland’s pricing of certain bonds owned by the Heartland High-Yield Municipal Bond Fund and the Heartland Short Duration High-Yield Municipal Fund (collectively the “HY Bond Funds”), and Heartland’s disclosures to the Funds’ board of directors and investors concerning Heartland’s efforts to evaluate bond issuers in connection with the operation of the HY

Bond Funds during calendar year 2000. The Respondents do not admit or deny any wrongdoing and the settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC’s administrative order involves, among other things: (i) findings by the SEC that the Respondents violated certain federal securities laws; (ii) a cease and desist order against the Respondents; (iii) a censure of the Respondents (other than Mr. Denison); (iv) payment by the Respondents (other than Mr. Denison) of disgorgement of $1; and (v) civil money penalties against the Respondents (other than Mr. Denison) as follows: Heartland and Mr. Nasgovitz, jointly and severally, $3.5 million; Mr. Beste, $95,000; and Mr. Clark, $25,000. In connection with this administrative settlement, the SEC’s civil complaint against the Respondents was dismissed.

Absence of Any Family Relationships

None of the Nominees has any family relationship with any director or officer, or person nominated to become a director or officer of the Company or any of its subsidiaries.

Arrangements or Understandings

The Stockholder has requested each of the Nominees to serve on the Board, and each Nominee has agreed to do so, without compensation of any sort whatsoever from the Stockholder or from any Committee Member. In connection with his employment by Spencer Capital Management, LLC and its affiliates (as described more fully in Annex C attached hereto), Dr. Shubin Stein has certain interests in the Company described above. In addition, (i) Dr. Shubin Stein has contractual rights to indemnification from Spencer Capital Management, LLC and certain affiliated entities, including Spencer Capital Opportunity Fund, LP (“SCF”), (ii) Heartland Advisors, Inc., Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC have agreed to share certain costs incurred by themselves and their affiliates, as the case may be, including Dr. Shubin Stein, in connection with the Proposals, and (iii) Spencer Capital Management, LLC and certain affiliated entities, including SCF, may reimburse the reasonable expenses of Dr. Shubin Stein incurred in connection with the Proposals.

There are no other arrangements or understandings between the Committee and any of the Nominees or Committee Members and none of the Nominees or Committee Members has any arrangement or understanding with any other person pursuant to which any such Nominee was or is to be selected as a director or nominee for election of the Company. None of the Nominees or Committee Members have any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than (i) as set forth in this Notice, (ii) each Nominee’s interest in being elected to serve as a director of the Company and (iii) to the extent applicable, by reason of such person or entity’s beneficial ownership of shares of the Company’s Common Stock.

Section 16(a) of the Exchange Act

None of the Nominees or Committee Members has failed to file on a timely basis reports required by Section 16(a) of the Exchange Act with respect to the Company during the most recent fiscal year or prior fiscal years.

Except as set forth herein, to the knowledge of the Stockholder, there is no other information relating to any Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

Incorporation by Reference

This Notice incorporates by reference from the Committee’s Schedule 13D/A relating to the Company’s Common Stock, filed on January 12, 2010, all information regarding the Committee Members that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

ANNEX B

CONSENTS OF DIRECTOR-NOMINEES

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

I, Gary L. Alexander, hereby consent to being named as a nominee for election as a director of Osteotech, Inc. (the “Company”) in the proxy statement for the next annual meeting of the Company’s stockholders and to serve as a director of the Company if elected.

/s/ Gary L. Alexander

Gary L. Alexander

I, Michelle Rachael Forrest, hereby consent to being named as a nominee for election as a director of Osteotech, Inc. (the “Company”) in the proxy statement for the next annual meeting of the Company’s stockholders and to serve as a director of the Company if elected.

/s/ Michelle Rachael Forrest

Michelle Rachael Forrest

I, Michael J. McConnell, hereby consent to being named as a nominee for election as a director of Osteotech, Inc. (the “Company”) in the proxy statement for the next annual meeting of the Company’s stockholders and to serve as a director of the Company if elected.

/s/ Michael J. McConnell

Michael J. McConnell

I, Kenneth H. Shubin Stein, MD, CFA, hereby consent to being named as a nominee for election as a director of the Company in the proxy statement for the next annual meeting of the Company’s stockholders and to serve as a director of the Company if elected.

/s/ Kenneth H. Shubin Stein

Kenneth H. Shubin Stein, MD, CFA

ANNEX C

Interest in the Company

Set forth below is (i) the names and addresses of the Stockholder and the other Committee Members, and (ii) the class and number of shares of the capital stock of the Company, which are owned of record or beneficially owned by the Stockholder and the other Committee Members. Schedule I attached hereto sets forth all transactions in shares of the Company’s capital stock made by the Nominees within the last two years. All transactions were made in the open market.

Name and Address	Class, Number of Shares of Capital Stock Beneficially Owned and Nature of Beneficial Ownership	Percent of Class(1)
Stockholder:
Spencer Capital Opportunity Fund, LP 12 East 49th Street, 32nd Floor New York, New York 10017	530,683 Shares of Common Stock(2)	2.94%
Other Committee Members:
Heartland Advisors, Inc. 789 N. Water Street Milwaukee, Wisconsin 53202	3,284,763 Shares of Common Stock(3)	18.17%
Boston Avenue Capital LLC 15 East 5th Street, Suite 3200 Tulsa, Oklahoma 74103	558,119 Shares of Common Stock(4)	3.09%
Nominee:
Michael J. McConnell	6,000 Shares of Common Stock(5)	*

Notes to Ownership Table:

*	Less than 1%

(1)

The percentages were calculated on the basis that 18,076,546 shares of Common Stock were outstanding as of March 1, 2010, as represented by the Company on its Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2010.

(2)

Spencer Capital Opportunity Fund, LP (“SCF”) is a Delaware limited partnership whose principal business is investment. Spencer Capital Partners, LLC (“SCP”), a Delaware limited liability company whose principal business is investment management, is a general partner of SCF. Spencer Capital Management, LLC (“SCM”), a Delaware limited liability company whose principal business is management, is an investment advisor to SCF. SCF, SCP and SCM are collectively referred to herein as the “Spencer Entities.” Dr. Shubin Stein is the managing member of SCP and SCM. As investment advisor to SCF, SCM may exercise voting and dispositive power over shares of Common Stock held by SCF. As general partner of SCF, SCP may also exercise voting and dispositive power over shares of Common Stock held by SCF. In addition, because he is the managing member of SCP and the portfolio manager of SCM, Dr. Shubin Stein may also exercise voting and dispositive power over shares of Common Stock held by SCF. As a result, SCP, SCM and Dr. Shubin Stein may each be deemed to be indirect beneficial owners of shares of Common Stock held by SCF. As of the date hereof, SCF owns 530,683 shares of Common Stock, 1,000 of which are held of record. The address of the Stockholder, as it appears on the Company’s books is 1995 Broadway, Ste 1801, New York, New York 10023-5882. Please note that the Stockholder’s address has changed. The current business addresses of the Stockholder, each of the other Spencer Entities and Dr. Shubin Stein is 12 East 49th Street, 32nd Floor, New York, New York 10017.

The Spencer Entities effect purchases of securities primarily through margin accounts maintained for them with J.P. Morgan Clearing Corp. (the “Prime Broker”), which may extend margin credit to the Spencer Entities as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the Prime Broker’s credit policies. As of March 18, 2010, there was no indebtedness in the margin account maintained with the Prime Broker by the Spencer Entities.

(3)

Heartland Advisors, Inc. (“Heartland”) is an investment adviser registered with the SEC that provides investment advisory services to Heartland Group, Inc., a registered investment company, as well as private investment advisory clients (collectively, “Client Accounts”). As investment adviser to the Client Accounts, Heartland has the authority to invest the funds of the Client Accounts in securities (including shares of Common Stock of the Company) as well as the authority to purchase, vote and dispose of securities (including shares of Common Stock of the Company), and may thus be deemed the beneficial owner of the shares of the Company’s Common Stock held by Heartland on behalf of such Client Accounts. Mr. William J. Nasgovitz is the President and Chief Executive Officer as well as a director and control person of Heartland. By virtue of his control of Heartland, Mr. Nasgovitz may be deemed to have a beneficial interest in the shares of the Company’s Common Stock held by Heartland on behalf of the Client Accounts. As of the date hereof, Heartland owns 3,284,763 shares of Common Stock.

(4)

Boston Avenue Capital LLC (“BAC”) is an Oklahoma limited liability company whose principal business is investment. Messrs. Stephen J. Heyman and James F. Adelson are the joint managers of BAC. Mr. Charles M. Gillman is the portfolio manager for BAC. As joint managers of BAC, Messrs. Heyman and Adelson may each exercise voting and dispositive power over the shares of Common Stock held by BAC. As portfolio manager for BAC, Mr. Gillman may also exercise voting and dispositive power over the shares of Common Stock held by BAC. As a result, Messrs. Heyman, Adelson and Gillman may each be deemed to be indirect beneficial owners of shares of Common Stock held by BAC. As of the date hereof, BAC owns 558,119 shares of Common Stock.

(5)	Mr. McConnell is the beneficial owner of 6,000 shares of Common Stock deposited in a brokerage account of the Michael and Ingrid McConnell Revocable Family Living Trust.

The Stockholder hereby represents that the Stockholder is a holder of record of stock of the Company and intends to hold such Common Stock through any record date such that it will be entitled to vote at the Annual Meeting. The Stockholder intends to appear in person or by proxy at the Annual Meeting to propose such business and nominations set forth in the Notice under the heading “Stockholder Proposals.”

The Stockholder and the Committee Members each hereby state that each is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposals and elect the nominees set forth in the Notice and/or (b) otherwise to solicit proxies from stockholders in support of such proposals and nominations.

Schedule I

The following tables set forth all transactions in Osteotech, Inc. shares of capital stock made by the Nominees within the last two years. All transactions were made in the open market.

Transactions of Michael J. McConnell
Trade Date	Transaction Type	# of Shares	Price Per Share ($)
01/15/2010	Buy	2,023	$3.6846
01/19/2010	Buy	977	$3.8096
02/05/2010	Buy	3,000	$3.3497

S-1